Exhibit 99.1

CHEROKEE INTERNATIONAL CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

On October 18, 2008, pursuant to an Agreement for the Sale and Purchase of All of the Issued and Outstanding Shares of Cherokee SPRL dated October 18, 2008 (the “Purchase Agreement”), Cherokee Netherlands II BV, a subsidiary of Cherokee International Corporation, a Delaware corporation (“Cherokee”), sold all of the issued and outstanding shares of Cherokee Europe SPRL, a private limited liability company incorporated under Belgian law, and all of the issued and outstanding shares of Cherokee Europe SCA, a partnership limited by shares incorporated under Belgian law (together with Cherokee Europe SPRL, the “Companies”), to Mr. Eric Brouwers, acting in his own name or in the name of a company in the process of incorporation under Belgian law.  Mr. Brouwers was the general manager of Cherokee’s European operations prior to the sale.  Mr. Brouwers paid nominal consideration for the shares of the Companies, in exchange for his agreement to purchase such shares without representations or warranties from, and without recourse to, the Seller.  The terms of the transaction were determined in arm’s-length negotiations by the parties. The following unaudited pro forma consolidated financial statements give effect to this transaction.

The unaudited pro forma consolidated balance sheet of Cherokee gives effect to the transaction as if it had occurred on June 29, 2008. The unaudited pro forma consolidated statements of operations for the year ended December 30, 2007 and the six months ended June 29, 2008 give effect to the transaction as if it had occurred on January 1, 2007. The unaudited pro forma consolidated financial information is not intended to represent what Cherokee’s financial position was or results of operations would have been if the disposition had occurred on those dates or to project Cherokee’s financial position or results of operations for any future period.

The unaudited pro forma consolidated financial statements and the accompanying notes thereto should be read in conjunction with, and are qualified by, the historical financial statements and notes thereto of Cherokee. Cherokee’s historical financial statements are included in its Annual Report on Form 10-K for the year ended December 30, 2007 and its Quarterly Report on Form 10-Q for the six months ended June 29, 2008.

Cherokee International Corporation

Unaudited Pro Forma Consolidated Balance Sheet

As of June 29, 2008

(In thousands)

	Cherokee	Pro Forma		Pro Forma
	International	Adjustments (A)		Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,283	$722		$8,561
Accounts receivable, net	33,804	12,089		21,715
Inventories, net	30,973	10,891		20,082
Prepaid expenses and other current assets	1,730	795		935
Deferred income taxes	—			—
Total current assets	75,790	24,497		51,293

Property and equipment, net	18,511	7,229		11,282
Deposits and other assets	1,161	—		1,161
Deferred financing costs, net of amortization	379	—		379
Deferred income taxes - long term	—	—		—
Goodwill	—	—		—
Total Assets	$95,841	$31,726		$64,115

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$16,244	$6,100		$10,144
Accrued liabilities	4,253	1,694		2,559
Accrued compensation and benefits	7,970	4,456		3,514
Accrued restructuring costs	545	545		—
Other short term borrowings	319	319		—
Borrowings under revolving line of credit	3,502	3,076		426

Current debt	24,485	—		24,485
Current debt payable to affiliates	22,145	—		22,145
Total current liabilities	79,463	16,190		63,273

Other long term liabilities	4,511	4,314		197
Total Liabilities	$83,974	$20,504		$63,470

STOCKHOLDERS’ EQUITY
Common stock	$19	$—		$19
Paid-in capital	186,601	49,911	(B)	136,690
Accumulated deficit	(178,880)	(42,816)		(136,064)
Accumulated other comprehensive income	4,127	4,127		—
Total stockholders’ equity	11,867	11,222		645
Total Liabilities and Stockholders’ Equity	$95,841	$31,726		$64,115

Cherokee International Corporation

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 30, 2007

(In thousands, except per share amounts)

	Cherokee	Pro Forma	Pro Forma
	International	Adjustments (C)	Consolidated

Net sales	$128,496	$42,812	$85,684
Cost of sales	102,904	37,557	65,347

Gross profit	25,592	5,255	20,337
Operating expenses:
Engineering and development	10,889	4,554	6,335
Selling and marketing	7,172	3,080	4,092
General and administration	12,177	4,087	8,090
Goodwill impairment	5,197	5,197	—
Restructuring costs	155	—	155

Total operating expenses	35,590	16,918	18,672

Operating income (loss)	(9,998)	(11,663)	1,665
Interest expense	(2,804)	(53)	(2,751)
Gain on sale of Mexico Facility building	430	—	430
Gain on sale of Mexico corporation	431	—	431
Other income, net	516	(45)	561

Income (loss) before income taxes	(11,425)	(11,761)	336
Income tax provision (benefit)	(2,452)	(2,576)	124
Net income (loss)	$(8,973)	$(9,185)	$212

Net Income (loss) per share:
Basic	$(0.46)	$(0.47)	$0.01
Diluted	$(0.46)	$(0.47)	$0.01

Weighted average shares outstanding:
Basic	19,387		19,387
Diluted	19,387		19,387

Cherokee International Corporation

Unaudited Pro Forma Consolidated Statement of Operations

For the Six Months Ended June 29, 2008

(In thousands, except per share amounts)

	Cherokee	Pro Forma	Pro Forma
	International	Adjustments (C)	Consolidated

Net sales	$75,287	$25,253	$50,034
Cost of sales	55,311	21,524	33,787

Gross profit	19,976	3,729	16,247
Operating expenses:
Engineering and development	5,681	2,352	3,329
Selling and marketing	3,835	1,546	2,289
General and administration	6,989	2,232	4,757
Goodwill impairment	1,120	1,120	—
Restructuring costs	—	—	—

Total operating expenses	17,625	7,250	10,375

Operating income (loss)	2,351	(3,521)	5,872
Interest expense	(1,459)	(80)	(1,379)
Gain on sale of Mexico Facility building	—	—	—
Gain on sale of Mexico corporation	—	—	—
Other income, net	239	54	185

Income (loss) before income taxes	1,131	(3,547)	4,678
Income tax provision (benefit)	1,688	1,656	32
Net income (loss)	$(557)	$(5,203)	$4,646

Net Income (loss) per share:
Basic	$(0.03)	$(0.27)	$0.24
Diluted	$(0.03)	$(0.27)	$0.24

Weighted average shares outstanding:
Basic	19,459		19,459
Diluted	19,459		19,459

Cherokee International Corporation

Notes to Unaudited Pro Forma Consolidated Financial Statements

(In thousands)

(A)                             Reflects the removal of the assets, liabilities and equity of the Companies as of June 29, 2008.

(B)                               Includes $6,761 of intercompany financing.

(C)                               Reflects the removal of the results of operations of the Companies for the year ended December 30, 2007 and for the six months ended June 29, 2008.